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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

JAZZ PHARMACEUTICALS INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
472147107
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: VERSANT VENTURES II, LLC I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		1,234,161 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,234,161 shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,234,161 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

2(a)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: VERSANT VENTURE CAPITAL II, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		1,200,647 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,200,647 shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,200,647 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

2(b)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: VERSANT SIDE FUND II, L.P I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		10,730 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		10,730 shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

10,730 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.04%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

2(c)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: VERSANT AFFILIATES FUND II-A, LP I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		22,784 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		22,784 shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

22,784 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

2(d)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: BRIAN G. ATWOOD I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,234,161 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,234,161 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,234,161 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(e)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: BRADLEY J. BOLZON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	CANADA

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,234,161 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,234,161 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,234,161 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(f)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: SAMUEL D. COLELLA I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		10,000 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,234,161 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		10,000

WITH:	8	SHARED DISPOSITIVE POWER:

1,234,161 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,244,161 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

2(g)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: ROSS A. JAFFE I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,234,161 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,234,161 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,234,161 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(h)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: WILLIAM J. LINK I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,234,161 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,234,161 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,234,161 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(i)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: BARBARA N. LUBASH I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,234,161 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,234,161 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,234,161 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(j)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: DONALD B. MILDER I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,234,161 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,234,161 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,234,161 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(k)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: REBECCA B. ROBERTSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,234,161 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,234,161 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,234,161 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(l)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: CAMILLE D. SAMUELS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,234,161 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,234,161 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,234,161 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(m)

CUSIP No.	472147107

1	NAMES OF REPORTING PERSONS: CHARLES M. WARDEN I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,234,161 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,234,161 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,234,161 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(n)

Item 1.
(a)	Name of Issuer

JAZZ PHARMACEUTICALS INC.

(b)	Address of Issuer’s Principal Executive Offices

3180 Porter Drive, Palo Alto, CA 94304
Item 2.
(a)	Name of Person Filing

Versant Ventures II, LLC	(VVII-LLC)
Versant Venture Capital II, L.P.	(VVC-II)
Versant Side Fund II, L.P.	(VSF-II)
Versant Affiliates Fund II-A, L.P.	(VAF-IIA)
Samuel D. Colella	(SDC)
Brian G. Atwood	(BGA)
Bradley J. Bolzon	(BJB)
Ross A. Jaffe	(RAJ)
William J. Link	(WJL)
Barbara N. Lubash	(BNL)
Donald B. Milder	(DBM)
Rebecca B. Robertson	(RBR)
Camille D. Samuels	(CDS)
Charles M. Warden	(CMW)

VVII-LLC is the General Partner of VVC-II, VSF-II & VAF-IIA. SDC, BGA, BJB, RAJ, WJL, BNL, DBM, RBR, CDS & CMW are Managing Directors of VVII-LLC
(b)	Address of Principal Business Office or, if none, Residence
Versant Ventures, 3000 Sand Hill Road, #4-210, Menlo Park, CA 94025

(c)	Citizenship
VVII-LLC, VVC-II, VSF-II & VAF-IIA = Delaware
SDC, BGA, RAJ, WJL, BNL, DBM, RBR, CDS and CMW = United States; BJB = Canada

(d)	Title of Class of Securities
Common Stock

(e)	CUSIP Number
472147107
Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not Applicable.

Item 4. Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
     See Rows 5 through 11 of cover pages
Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐ .
Item 6. Ownership of More than Five Percent on Behalf of Another Person
     Under certain circumstances set forth in the Limited Partnership Agreements of VVC-II, VSF-II & VAF-IIA, the General Partner and Limited Partners of each such Fund have the right to receive dividends from, or proceeds from the sale of, the Common Stock of Issuer owned by each such Fund.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
     Not Applicable.
Item 8. Identification and Classification of Members of the Group
     Not Applicable.
Item 9. Notice of Dissolution of Group
     Not Applicable.
Item 10. Certification
     Not Applicable.
EXHIBITS
     A. Joint Filing Statement
     B. Ex 24.1 Power of Attorney

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
     Dated: February 11, 2008

VERSANT VENTURE CAPITAL II, L.P.
By its General Partner, Versant Ventures II, LLC

VERSANT SIDE FUND II, L.P.
By its General Partner, Versant Ventures II, LLC

VERSANT AFFILIATES FUND II-A, L.P.
By its General Partner, Versant Ventures II, LLC

/s/ Samuel D. Colella
Samuel D. Colella, Managing Director

EXHIBIT A
JOINT FILING STATEMENT
     Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date: February 11, 2008
VERSANT VENTURE CAPITAL II, L.P.
     By its General Partner, Versant Ventures II, LLC
VERSANT SIDE FUND II, L.P.
     By its General Partner, Versant Ventures II, LLC
VERSANT AFFILIATES FUND II-A, L.P.
     By its General Partner, Versant Ventures II, LLC
/s/ Samuel D. Colella
Samuel D. Colella, Managing Director
Samuel D. Colella
Brian G. Atwood
Bradley J. Bolzon
Ross A. Jaffe
William J. Link
Barbara N. Lubash
Donald B. Milder
Rebecca B. Robertson
Camille D. Samuels
Charles M. Warden
/s/ Robin L. Praeger
Robin L. Praeger, Authorized Signer

EXHIBIT 24.1
POWER OF ATTORNEY
Know all by these presents, that the undersigned hereby constitutes and appoints Robin L. Praeger, signing individually, the undersigned’s true and lawful attorney-in fact and agent to:
(1) execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of JAZZ PHARMACEUTICALS INC. (the “Company”), Schedules 13D and/or 13G in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;
(2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
(3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.
This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Versant Venture Management, LLC.

     In Witness Whereof, the undersigned has caused this Power of Attorney to be executed as of this 11th day of February, 2008.
Versant Venture Capital II, L.P.
Versant Side Fund II, L.P.
Versant Affiliates Fund II-A, L.P.
By: Versant Ventures II, LLC
Its: General Partner

By:	/s/ Samuel D. Colella
Samuel D. Colella, Managing Director

/s/ Samuel D. Colella
Samuel D. Colella

/s/ Brian G. Atwood
Brian G. Atwood

/s/ Bradley J. Bolzon
Bradley J. Bolzon

/s/ Ross A. Jaffe
Ross A. Jaffe

/s/ William J. Link
William J. Link

/s/ Barbara N. Lubash
Barbara N. Lubash

/s/ Donald B. Milder
Donald B. Milder

/s/ Rebecca B. Robertson
Rebecca B. Robertson

/s/ Camille D. Samuels
Camille D. Samuels

/s/ Charles M. Warden
Charles M. Warden